Exhibit 99.1

DURECT Corporation Announces Second Quarter 2005 Financial Results

CUPERTINO, Calif., July 22, 2005/PRNewswire-FirstCall/ — DURECT Corporation (NASDAQ: DRRX) announced today financial results for the three months ended June 30, 2005.

DURECT’s net loss for the three months ended June 30, 2005 was $3.6 million or 7 cents per share, compared to a net loss of $7.4 million or 14 cents per share for the same period in 2004. DURECT’s results for the three months ended June 30, 2005 included non-cash charges of $646,000 for the amortization of intangible assets and stock-based compensation, compared to $443,000 for the same period in 2004. Cash provided by operating activities was $4.8 million for the three months ended June 30, 2005, compared to $6.3 million cash used for the same period in 2004.

“We had a very positive second quarter and executed on our corporate objectives. We announced exciting preliminary results from cohort 2 of the Phase II study for our post-operative pain relief depot, SABER™-Bupivacaine. In addition, we advanced this program into the third and last cohort of the Phase II study, which is anticipated to enroll 60 patients. Also, our partner Pain Therapeutics announced the completion of enrollment of their first Phase III study using our ORADUR sustained release oral gel-cap technology, and we look forward to the results from this study,” stated James E. Brown, DVM, President and CEO of DURECT.

Dr. Brown added, “We continue to make significant progress on our other development programs, including our collaborations with Voyager with respect to Alzheimer’s disease and ENDO with respect to our seven-day sufentanil patch. Today, we also announced that we have taken the opportunity to retire a portion of our outstanding convertible notes in order to further strengthen our financial position.”

Total revenues were $8.8 million for the three months ended June 30, 2005, compared to $3.1 million for the same period in 2004. Total collaborative research and development and other revenues were $6.9 million for the three months ended June 30, 2005, compared with $1.3 million for the same period in 2004. The increase in total revenues was primarily attributable to higher collaborative research and development revenue recognized from our agreements with Endo Pharmaceuticals, Inc. (TRANSDUR-sufentanil), Voyager Pharmaceutical Corporation, and Pain Therapeutics, Inc. and higher product revenues from our ALZET and polymer product lines.

Research and development expenses were $7.6 million for the three months ended June 30, 2005, compared to $6.0 million for the same period in 2004. The increase was primarily attributable to the higher development expenses for SABER-Bupivacaine, TRANSDUR-Sufentanil, DURIN-Leuprolide and certain other product candidates.

Selling, general and administrative expenses were $2.8 million for the three months ended June 30, 2005, compared to $2.3 million for the same period in 2004. The increase in the three months ended June 30, 2005 was primarily due to higher employee related costs and other external costs to comply with the Sarbanes-Oxley Act.

Interest and other income was $407,000 for the three months ended June 30, 2005, compared with $289,000 for the same period in 2004. The increase in interest income was primarily the result of higher yields on cash and investment balances held during the three months ended June 30, 2005 compared with the same period in 2004. Interest expense was both $1.1 million for the three months ended June 30, 2005 and 2004. The interest expense was primarily the result of the interest accrued on the $60.0 million convertible notes the Company issued in June and July of 2003.

At June 30, 2005, DURECT had cash and investments of $60.5 million, including $2.4 million in restricted investments, compared with cash and investments of $61.8 million at December 31, 2004. We anticipate that our December 31, 2005 cash and investments balance to be in the range of $48.0 million to $50.0 million.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic debilitating diseases and enable biotechnology products. These platform technologies include the SABER™ Delivery System (a patented and versatile depot injectable useful for protein and small molecule delivery), the ORADUR™ sustained release oral gel-cap technology (an oral sustained release technology with several potential abuse deterrent properties), the DURIN™ Biodegradable Implant (drug-loaded implant system), the TRANSDUR™ transdermal technology and the MICRODUR™ Biodegradable Microparticulates (microspheres injectable system). DURECT also collaborates with pharmaceutical companies to develop and commercialize proprietary and enhanced pharmaceutical products based on its technologies. DURECT has five disclosed on-going development programs of which four are in collaboration with pharmaceutical partners. Additional information about DURECT is available at www.durect.com.

NOTE: SABER™, ORADUR™, DURIN™, TRANSDUR™ and MICRODUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s products in development, product development plans, clinical trials and projected financial results are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s (and that of its third party collaborators where applicable) abilities to complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 filed with the SEC on May 6, 2005 under the heading “Factors that may affect future results.”

DURECT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Product revenue, net	$1,889	$1,760	$3,646	$3,125
Collaborative research and development and other revenue	6,930	1,320	10,527	3,340

Total revenues	8,819	3,080	14,173	6,465

Operating expenses:
Cost of revenues	689	867	1,360	1,432
Research and development	7,613	6,040	14,231	11,449
Selling, general and administrative	2,812	2,339	5,316	4,563
Amortization of intangible assets	303	308	606	643
Stock-based compensation(1)	343	135	393	170

Total operating expenses	11,760	9,689	21,906	18,257

Loss from operations	(2,941)	(6,609)	(7,733)	(11,792)
Other income (expense):
Interest and other income	407	289	892	593
Interest expense	(1,114)	(1,113)	(2,234)	(2,224)

Net other expense	(707)	(824)	(1,342)	(1,631)

Net loss	$(3,648)	$(7,433)	$(9,075)	$(13,423)

Net loss per common share, basic and diluted	$(0.07)	$(0.14)	$(0.17)	$(0.26)

Shares used in computing basic and diluted net loss per share	52,047	51,396	51,967	51,260

(1) Stock-based compensation related to the following:

Cost of revenues	$—	$(2)	$—	$1
Research and development	—	126	46	153
Selling, general and administrative	343	11	347	16

	$343	$135	$393	$170

DURECT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004 (1)
Assets
Current assets:
Cash and cash equivalents	$30,269	$20,032
Short-term investments	18,918	21,765
Accounts receivable	6,166	2,481
Inventories	1,911	1,929
Prepaid expenses and other current assets	1,139	1,364

Total current assets	58,403	47,571

Property and equipment, net	7,258	7,112
Goodwill	6,399	6,399
Intangible assets, net	1,138	1,745
Long-term investments	8,926	17,218
Restricted investments	2,425	2,798
Other non-current assets	2,310	2,625

Total assets	$86,859	$85,468

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued liabilities and deferred revenue	$7,612	$5,006
Long-term obligations, current portion	366	483

Total current liabilities	7,978	5,489

Long-term obligations, noncurrent portion	68,647	61,589

Stockholders’ equity	10,234	18,390

Total liabilities and stockholders’ equity	$86,859	$85,468

(1)	Derived from audited financial statements.

SOURCE DURECT Corporation

CONTACT: Schond L. Greenway, Executive Director, Investor Relations and Strategic Planning of DURECT Corporation,

+1-408-777-1417